Exhibit 10.1

[English Translation]

NOTE: certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Cooperation Agreement for

Construction and Investment of Graphite Deep Processing Project

September 2022

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Cooperation Agreement

for construction and investment of graphite deep processing projects

Party A: People’s Government of Mashan District, Jixi City

Party B: Graphex Group Limited

The People’s Government of Mashan District of Jixi City (hereinafter referred to as “Party A”) and Graphex Group Limited. (hereinafter referred to as “Party B”) conducted friendly discussions on the investment of graphite deep processing projects. In order to give full play to the advantages of both parties A and B, scientifically and rationally develop resources as soon as possible, turn resource advantages into economic advantages, and establish a good cooperative relationship, this cooperation agreement is hereby signed. The agreement reads as follows:

1. Content related to cooperation

According to the development of Party A and the development strategy of Party B, in order to give full play to their respective advantages, in line with the principle of “equality and mutual benefit, complementary advantages, mutual support, win-win cooperation”, under the premise of common promotion and common development, after friendly discussions, it was decided to establish a cooperative partnership, and Party B will invest in the construction of graphite deep processing projects in Jixi (Mashan) Graphite Industrial Park to promote the rapid development of the regional graphite new material industry.

2. Basic information of the project

1. Project name: graphite deep processing project

2. Project Location: Jixi (Mashan) Graphite Industrial Park

3. Project scale: The phase 1 establishment has an annual capacity of 20,000 tons of high-purity spherical graphite, and the investment period is 24 months from the date when Party B enters Party A’s industrial park. The phase 2 establishment shall have an annual capacity of 10,000 tons of high-purity spherical graphite, 10,000 tons of pitch coated anode materials. This agreement covers only the construction cooperation of the phase 1 establishment. The phase 2 establishment requires the selection of another suitable location and the conditions are to be discussed separately.

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4. Total investment of the project: The estimated investment amount is RMB 200 million (injected in the form of foreign capital), and the funds required for the construction of the project are to be provided by Party B.

3. Rights and Obligations

(1) Party A’s rights and obligations

1. Party A assists Party B to perform its due diligence review in site selection, preliminary approval, policy support, project construction and to resolve difficulties encountered in the process of production and operation of the project, and provides a good investment environment for Party B.

2. Party A provides Party B with 5 general factory buildings of approximately 25,000 square meters in total, an office building, and a living area (collectively referred to as “Plant”, subject to the design requirements of the Plant provided by Party B and the actual construction area of the Plant), and at the same time, in accordance with the “Jixi Development Zone Standardized Factory Management Measures (Trial)” (Ji Jingkai [2021] No. 42) document corresponding policy implementation.

2.1. The location of the Plant shall be confirmed in writing by both parties A and B, and all the factory buildings must be delivered at the same time when delivering the Plant, and the delivery shall be subject to the conditions agreed in article 2 above, and Party B shall sign a written receipt document.

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3. When leasing and selling the general factory building, Party A adopts three implementation mechanisms: First, the lease signing mechanism; second is the penalty mechanism for breach of contract; third is the lease exit mechanism.

3.1 When signing the lease agreement, Party B shall pay a performance deposit to the Industrial Park Office, which is the managing entity of the Plant, at a rate of RMB [***REDACTED information] per square meter of construction floor area, that is, RMB [****REDACTED information] million in lump sum. After Party B is officially put into production, the Industrial Park Office will refund a portion of the performance deposit at a rate of RMB [***REDACTED information] per square meter, that is, RMB [***REDACTED information] million in aggregate, to Party B. After the expiry of the lease period, if Party B does not renew the lease, the remaining performance deposit of RMB [***REDACTED information] per square meter, or RMB [***REDACTED information], will be refunded to Party B.

3.2 Party B adopts the method of lease purchase.

3.2.1 Leasing method: the rental base rate is RMB [***REDACTED information] per square meter per month (calculated in terms of construction floor area). If the height of the factory building is 8 meters - 12 meters (including 8 meters), the factory building is considered as two levels, and if the height of the factory building is 12 meters - 16 meters (including 12 meters), the factory building is considered as three levels. The first level is charged at RMB [***REDACTED information] per square meter per month, the second level is charged RMB [***REDACTED information] per square meter per month, and the third level or above (including the third level) is charged at RMB [***REDACTED information] per square meter per month, and the rent is paid annually. The rental payment time is agreed to be within 10 days from the date of signing the lease agreement for the Plant by both parties A and B, and the payment is deferred according to this time every year thereafter.

During the lease period, all high-tech enterprises identified by the relevant departments of the state, province and city, with a registered capital of more than RMB 10 million and a fixed asset investment of RMB 10 million, rewarded with the national and provincial famous brand product awards, and upon approval by the managing entity of the Plant, the rental base rate can be lowered to RMB [***REDACTED information] per square meter per month.

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3.2.2 Sale and Purchase method: Benchmarked on the cost price, the sale shall be carried out in accordance with the procedures for the disposal of state-owned assets, and the tenant shall be given priority under the same conditions. The price shall comprise of the investment in building the Plant, land transfer fees, and above-ground attachment compensation funds (the sale price of the factory building is tentatively set at RMB [***REDACTED information] per square meter, and the sale price of dormitories and office buildings is tentatively set at RMB [***REDACTED information] square meter, subject to the financial review). The purchase price is calculated according to financial settlement of the building cost with an annual downward adjustment of [***REDACTED information]% (depreciation), and the actual calculation method shall comply with the national policy at the time of purchase. After the purchase price is fully paid, Party A shall coordinate with Party B to complete the property rights registration procedures. The red line map of the land occupied by the plant is set out in Annex I to this contract; The plant buildings (including all buildings constructed on the plant site) are set out in Annex II to this contract.

3.2.3 Purchase by lease: Party B must repurchase the general plant within 3-5 years of renting. Party A waives Party B from paying rent of the Plant for the first 2 years. If Party B decides not to purchase the Plant between the 3rd and 5th years of renting, Party B shall pay the rent in accordance with the Clause 3.2.1 of this Agreement. The rent paid by the Party B can be used to offset against the purchase price of the Plant.

3.3 Both parties have the right to hold the party in breach liable for breach of contract and liability for compensation.

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For the actual losses caused to the observant party, the amount of compensation for enforcement of the breach of contract shall be taken from the conclusion data of the actual assessment report of the third-party assessment agency. Events of default include:

(1) Party A fails to deliver the Plant for Party B to enter the site according to the agreed time, resulting in Party B failing to produce as planned.

(2) The Plant delivered by Party A does not meet the requirements specified by Party B, resulting in Party B’s failure to produce normally.

(3) Party A failed to coordinate and help Party B complete the power supply, environmental protection, and fire control acceptance plant, resulting in Party B’s failure to produce as planned.

(4) Party A fails to coordinate the power supply department to provide sufficient power for Party B’s production according to the requirements specified by Party B, resulting in Party B’s failure to produce.

(5) Party A failed to coordinate the sewage treatment plant to provide the sewage treatment amount specified by Party B, resulting in Party B’s failure to produce normally.

(6) Party B fails to put into production within the agreed time, resulting in Party A’s Plant being idle or not being used effectively.

3.4 Party A has the right to require Party B to put into production within 18 months of the delivery of the Plant, otherwise it will not enjoy preferential policies. Party A has the right to recover the Plant if Party B fails to fully invest in the project within 36 months as stipulated in this Agreement. When such event occurs, the rent paid for the Plant by Party B will not be refunded; and if the plant has been sold to Party B, the Plant will be recovered at depreciation according to the actual time of occupancy and the original price.

4. Under the premise of meeting the policy requirements, Party A coordinates with the municipal investment department to provide preferential policy support for Party B’s investment projects in accordance with the corresponding policy provisions of the “Jixi City Investment Promotion Preferential Policies (Trial)” (Jifa [2019] No. 4) document.

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5. Party A undertakes not to affect the terms of this Agreement due to staff adjustment or job change.

6. Party A undertakes to arrange for Party B to give priority to the use of green power resources such as wind energy and solar energy when feasible.

(2) Rights and obligations of Party B

1. The investment made by Party B must comply with relevant national laws and regulations and relevant policies.

2. Party B is responsible for making preparations for the preliminary investment and construction of the project, execute the preliminary work such as planning and demonstration of the project at its best endeavor. Party B will deliver the design standards and design schemes of the Plant to Party A. For any construction demand exceeds the construction standard specified, Party B can entrust Party A to build at its cost or build by itself. Party B shall ensure that construction starts as planned and the project investment is completed as soon as practicable.

3. Party B shall register a wholly foreign owned enterprise with independent legal entity in Jixi City, and its tax registration shall be with Mashan District of Jixi City and it shall pay taxes according to law, and carry out the construction and business activities of the project in due course.

4. Party B is responsible for obtaining the necessary approval procedures involved in the project development and construction process, and bears the relevant costs.

4. Other terms

1. After the signing of this agreement, if this agreement cannot be performed due to national policies or force majeure, this agreement shall be terminated by itself, and both parties shall not be liable for breach of contract. If Party B has paid Party A any rental amount, Party A shall immediately refund to Party B any rent for the unused term.

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2. After the signing of this agreement, the project shall be subject to the investment and construction scale and content of the final approval feasibility study report, but when the investment amount is less than [***REDACTED information]% of the estimated amount, Party B shall not enjoy the investment incentive policy of Article 8, Paragraph 4 of Chapter 4 of the Document “Measures for the Management of Standardized Factories in Jixi Development Zone (Trial)” (Ji Jingkai [2021] No. 42) document.

If the project is ultimately not approved, this agreement shall terminate on its own, and neither party shall be liable for breach of contract. If Party B has paid Party A any rent amount, Party A shall return to Party B in full.

3. During Party B’s renting of the Plant, if there is any special process or production line installation that requires modification to the Plant, Party B shall inform Party A in advance and the two parties shall jointly negotiate and resolve the matter.

4. Party A’s current phase I industrial sewage treatment plant (daily treatment capacity of [***REDACTED information] tons) is running well, and the pH value of the enterprise discharge sewage is greater than 3.0. The second phase of the industrial sewage treatment plant expansion project (daily treatment capacity of [***REDACTED information] tons) is underway. After completion, it shall process sewage of pH value greater than 1.5. Party A shall coordinate the sewage treatment plant to ensure that the wastewater generated by Party B’s actual production capacity (about [***REDACTED information] tons/year) is in place, and the sewage treatment fee is implemented with reference to Annex III.

The managing entity of the Industrial Park strives to promote the optimal management of sewage treatment plants, reduce treatment costs, and ensure that sewage treatment plants are reasonably compliant with charges. If the charges raise by more than [***REDACTED information]% according to the current standards, Party A will initiate audit and supervision procedures to supervise the price of sewage treatment plants, and determine the price adjustment of sewage treatment fees in accordance with statutory procedures.

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5. If Party B submits an application for project extension for special reasons, it shall be extended after Party A agrees.

6. Before the handover of the Plant, the relevant government department of Mashan District shall sign a lease agreement for the formal use of the Plant with Party B, and the basic terms of the lease contract shall be consistent with the terms of this agreement to stipulate the rights and obligations of both parties.

7. After the signing of this agreement, the time for Party B to enter the industrial park shall be separately stipulated.

8. Matters not exhausted by both parties shall be resolved through further discussion.

5. This Agreement shall be made in quadruple, and each of Party A and Party B shall hold two copies. This Agreement shall become effective on the date of execution.

Party A (signature and stamp)	Party B (signature and stamp)

Legal representative (signature): (or authorized representative)	Legal representative (signature): (or authorized representative).

Year Month Day	Year Month Day

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